UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 13, 2005

CPI HOLDCO, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	333-113867-04 (Commission File Number)	75-3142681 (IRS Employer Identification No.)

811 Hansen Way Palo Alto, California	94303-1110
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 846-2900

N/A
(Former name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (7 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Amendment to Credit Agreement of Communications & Power Industries, Inc.

On April 13, 2005, CPI Holdco, Inc. (the “Company”) and its wholly owned subsidiary, Communications & Power Industries, Inc. (“CPI”), entered into Amendment No. 2, dated as of April 13, 2005 (the “Amendment”), to that certain Credit Agreement, dated as of January 23, 2004, and amended and restated as of November 29, 2004, as amended, among CPI, UBS AG, Stamford Branch, as administrative agent, the lenders from time to time party thereto, and the other parties thereto, which is filed herewith as Exhibit 10.1 and incorporated herein by this reference.

The Amendment permits the Company to enter into agreements to hedge its interest rate exposure with respect to the Company’s $80 million Floating Rate Senior Notes due 2015 and provide cash collateral to the hedging counterparty to secure its obligations under any such hedging agreement. The agreement also permits, among other things, CPI to pay cash dividends to the Company to allow the Company satisfy its obligations under any such hedge agreement.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description
Exhibit 10.1	Form of Amendment No. 2, dated as of April 13, 2005, to that certain Credit Agreement, dated as of January 23, 2004, and amended and restated as of November 29, 2004, as amended, among Communications & Power Industries, Inc., UBS AG, Stamford Branch, as administrative agent, the lenders from time to time party thereto, and the other parties thereto.

SIGNATURE

     Pursuant to the requirements of Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CPI HOLDCO, INC. (Registrant)
Date: April 19, 2005	By:	/s/ Joel A. Littman
Joel A. Littman
Chief Financial Officer, Treasurer and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description
Exhibit 10.1	Form of Amendment No. 2, dated as of April 13, 2005, to that certain Credit Agreement, dated as of January 23, 2004, and amended and restated as of November 29, 2004, as amended, among Communications & Power Industries, Inc., UBS AG, Stamford Branch, as administrative agent, the lenders from time to time party thereto, and the other parties thereto.